Filed Pursuant to Rule 433

Registration No. 333-283633

April 14, 2026

U.S.$500,000,000

TransCanada PipeLines Limited

6.125% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

(the “Series 2026-A Notes”)

Issuer:	TransCanada PipeLines Limited

Size:	U.S.$500,000,000

Maturity Date:	October 17, 2056

Interest Payment Dates:	Interest on the Series 2026-A Notes will be payable semi-annually in arrears on April 17 and October 17 of each year (each such date, an “Interest Payment Date”), commencing on October 17, 2026 (subject to deferral as described under “Optional Interest Deferral”).

Interest Rate:	The Series 2026-A Notes will bear interest (i) from, and including, April 17, 2026 to, but not including, October 17, 2031, at a rate of 6.125% per annum and (ii) from, and including, October 17, 2031, during each Subsequent Fixed Rate Period (as defined in the preliminary prospectus supplement), at a rate per annum equal to the Five-Year Treasury Rate (as defined in the preliminary prospectus supplement) as of the most recent Interest Reset Determination Date (as defined in the preliminary prospectus supplement) plus 2.250%, to be reset on each Interest Reset Date (as defined in the preliminary prospectus supplement); provided, that the interest rate during any Subsequent Fixed Rate Period will not be less than 6.125% (being the initial interest rate on the Series 2026-A Notes) per annum.

Optional Interest Deferral:	Maximum of 10 consecutive years per deferral.

Day Count Convention:	360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month.

Business Day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Price to Public:	100.000%

Optional Redemption:	The Issuer may, at its option, redeem the Series 2026-A Notes in whole at any time or in part from time to time (i) on any day in the period commencing on (and including) July 17, 2031 (being the date falling three months prior to the Series 2026-A Initial Interest Reset Date (as defined in the preliminary prospectus supplement)) and ending on (and including) October 17, 2031; and (ii) after October 17, 2031 on any Interest Payment Date or Interest Reset Date, in each case, at a redemption price per U.S.$1,000 principal amount of the Series 2026-A Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

Redemption for Tax Event or Rating Event:	At any time upon or following the occurrence of, a Rating Event or a Tax Event (each as defined in the preliminary prospectus supplement), the Issuer may redeem all (but not less than all) of the Series 2026-A Notes at a redemption price per U.S.$1,000 principal amount of the Series 2026-A Notes equal to 100% of the principal amount thereof (in the case of a Tax Event) and 102% of the principal amount thereof (in the case of a Rating Event), in each case, together with accrued and unpaid interest to but excluding the date fixed for redemption.

Ranking:	The Series 2026-A Notes will be the Issuer’s unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of the Issuer’s existing and future Senior Indebtedness (as defined in the preliminary prospectus supplement). The Series 2026-A Notes will rank equal in right of payment with the Issuer’s series of junior subordinated notes due 2056 issued concurrently herewith, the Issuer’s 5.125% Junior Subordinated Notes due 2056, the Issuer’s 5.20% Junior Subordinated Notes due 2056, the Issuer’s Junior Subordinated Notes due 2065, the Issuer’s Junior Subordinated Notes due 2067 and the Issuer’s Junior Subordinated Notes due 2085 and any of the

Issuer’s future unsecured indebtedness if the terms of such indebtedness provide that it ranks equal with the Series 2026-A Notes in right of payment. In addition, the Series 2026-A Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of the Issuer’s subsidiaries, which are distinct legal entities having no obligation to pay any amounts in respect of the Series 2026-A Notes or to make funds available for such purpose. The Series 2026-A Notes will be effectively subordinated in right of payment to any secured obligations the Issuer may incur as the holders of any such secured obligations would have claims with respect to the assets constituting collateral for such obligations that are prior to claims under the Series 2026-A Notes. The Series 2026-A Notes will rank senior to the Issuer’s common shares as to the distribution of the Issuer’s assets in the event of the Issuer’s bankruptcy or insolvency.

Trade Date:	April 14, 2026

Expected Settlement Date:

April 17, 2026 (T+3)

It is expected that delivery of the Series 2026-A Notes will be made against payment therefor on or about April 17, 2026, which is three business days following the date hereof (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series 2026-A Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Series 2026-A Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series 2026-A Notes who wish to trade their Series 2026-A Notes on any date prior to one business day before delivery should consult their own advisor.

Anticipated Security Ratings:*	Baa3 / BBB- / BBB-

CUSIP:	89352H BK4

ISIN:	US89352HBK41

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Mizuho Securities USA LLC

Co-Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Barclays Capital Inc. toll free at 1-888-603-5847 or Mizuho Securities USA LLC toll free at 1-866-271-7403.

U.S.$500,000,000

TransCanada PipeLines Limited

6.375% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

(the “Series 2026-B Notes”)

Issuer:	TransCanada PipeLines Limited

Size:	U.S.$500,000,000

Maturity Date:	October 17, 2056

Interest Payment Dates:	Interest on the Series 2026-B Notes will be payable semi-annually in arrears on April 17 and October 17 of each year (each such date, an “Interest Payment Date”), commencing on October 17, 2026 (subject to deferral as described under “Optional Interest Deferral”).

Interest Rate:	The Series 2026-B Notes will bear interest (i) from, and including, April 17, 2026 to, but not including, October 17, 2036, at a rate of 6.375% per annum and (ii) from, and including, October 17, 2036, during each Subsequent Fixed Rate Period (as defined in the preliminary prospectus supplement), at a rate per annum equal to the Five-Year Treasury Rate (as defined in the preliminary prospectus supplement) as of the most recent Interest Reset Determination Date (as defined in the preliminary prospectus supplement) plus 2.117%, to be reset on each Interest Reset Date (as defined in the preliminary prospectus supplement); provided, that the interest rate during any Subsequent Fixed Rate Period will not be less than 6.375% (being the initial interest rate on the Series 2026-B Notes) per annum.

Optional Interest Deferral:	Maximum of 10 consecutive years per deferral.

Day Count Convention:	360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month.

Business Day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Price to Public:	100.000%

Optional Redemption:	The Issuer may, at its option, redeem the Series 2026-B Notes in whole at any time or in part from time to time (i) on any day in the period commencing on (and including) July 17, 2036 (being the date falling three months prior to the Series 2026-B Initial Interest Reset Date (as defined in the preliminary prospectus supplement)) and ending on (and including) October 17, 2036; and (ii) after October 17, 2036 on any Interest Payment Date or Interest Reset Date, in each case, at a redemption price per U.S.$1,000 principal amount of the Series 2026-B Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

Redemption for Tax Event or Rating Event:	At any time upon or following the occurrence of, a Rating Event or a Tax Event (each as defined in the preliminary prospectus supplement), the Issuer may redeem all (but not less than all) of the Series 2026-B Notes at a redemption price per U.S.$1,000 principal amount of the Series 2026-B Notes equal to 100% of the principal amount thereof (in the case of a Tax Event) and 102% of the principal amount thereof (in the case of a Rating Event), in each case, together with accrued and unpaid interest to but excluding the date fixed for redemption.

Ranking:	The Series 2026-B Notes will be the Issuer’s unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of the Issuer’s existing and future Senior Indebtedness (as defined in the preliminary prospectus supplement). The Series 2026-B Notes will rank equal in right of payment with the Issuer’s series of junior subordinated notes due 2056 issued concurrently herewith, the Issuer’s 5.125% Junior Subordinated Notes due 2056, the Issuer’s 5.20% Junior Subordinated Notes due 2056, the Issuer’s Junior Subordinated Notes due 2065, the Issuer’s Junior Subordinated Notes due 2067 and the Issuer’s Junior Subordinated Notes due 2085 and any of the Issuer’s future unsecured indebtedness if the terms of such indebtedness provide that it ranks equal with the Series 2026-B Notes in right of payment. In addition, the Series 2026-B Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of the Issuer’s subsidiaries, which are distinct legal entities having no obligation to pay any amounts in respect of the Series 2026-B Notes or to make funds available for such purpose. The Series 2026-B Notes will be effectively subordinated in right of payment to any secured obligations the Issuer may incur as the holders of any such secured obligations would have claims with respect to the assets constituting collateral for such obligations that are prior to claims under the Series 2026-B Notes. The Series 2026-B Notes will rank senior to the Issuer’s common shares as to the distribution of the Issuer’s assets in the event of the Issuer’s bankruptcy or insolvency.

Trade Date:	April 14, 2026

Expected Settlement Date:

April 17, 2026 (T+3)

It is expected that delivery of the Series 2026-B Notes will be made against payment therefor on or about April 17, 2026, which is three business days following the date hereof (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series 2026-B Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Series 2026-B Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series 2026-B Notes who wish to trade their Series 2026-B Notes on any date prior to one business day before delivery should consult their own advisor.

Anticipated Security Ratings:*	Baa3 / BBB- / BBB-

CUSIP:	89352H BL2

ISIN:	US89352HBL24

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Mizuho Securities USA LLC

Co-Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Barclays Capital Inc. toll free at 1-888-603-5847 or Mizuho Securities USA LLC toll free at 1-866-271-7403.